Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

cbdMD, Inc.

Charlotte, North Carolina

We hereby consent to the incorporation by reference in this Prospectus constituting part of this Registration Statement (Form S-1) of our report dated December 15, 2022, relating to the audits of the consolidated balance sheets of cbdMD, Inc. and subsidiaries (the “Company”) as of September 30, 2022 and 2021, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ (deficit) equity, and cash flows for the years then ended in the Company’s Annual Report on Form 10-K for the year ended September 30, 2022, which is filed with the United States Securities and Exchange Commission. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina
March 13, 2023